Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
DECLARES SECOND QUARTER DIVIDEND,
ESTIMATES RBC RATIO OF 479%
COLUMBUS, Georgia – April 29, 2009 – Aflac Incorporated today reported its first quarter results.
Total revenues, which benefited from a stronger average yen/dollar exchange rate than a year ago, rose 12.9% to $4.8 billion, compared with $4.3 billion in the first quarter of 2008. Net earnings were $569 million, or $1.22 per diluted share, compared with $474 million, or $.98 per share, a year ago.
Net earnings in the first quarter of 2009 included net realized investment losses of $6 million, or $.01 per diluted share, which reflected both after-tax realized investment gains and losses, compared with net realized losses in the first quarter of 2008 of $4 million, or $.01 per diluted share. Realized after-tax investment gains in the first quarter of 2009 of $146 million were generated to offset previously incurred investment losses for federal tax purposes. Realized after-tax investment losses in the first quarter of 2009 were $152 million.
Of the realized investment losses in the first quarter of 2009, approximately $74 million resulted from the impairment of certain collateralized debt obligations and $32 million was due to the impairment of the corporate bonds of two issuers: Security Benefit Life and Ford Motor Co. The company also realized $4 million of after-tax losses related to the impairment of certain collateralized mortgage obligations. In addition, the company realized $42 million of impairment losses on perpetual, or so-called “hybrid,” securities of two issuers because their credit ratings were lowered to below investment grade in the first quarter of 2009.
The company has and will continue to follow the Securities and Exchange Commission’s (SEC) guidance contained in its letter dated October 14, 2008, regarding perpetual securities until the Financial Accounting Standards Board (FASB) addresses the issue of whether a debt or equity method is most appropriate when evaluating perpetual securities for other-than-temporary-impairment charges under generally accepted accounting principles (GAAP). In accordance with this guidance, the company evaluates its holdings of perpetual securities using a debt impairment method unless the security is downgraded to below investment grade, in which case the SEC guidance requires the company to use an equity impairment method. The debt impairment approach addresses the security issuer’s ability to pay interest and redeem principal on a timely basis, whereas the equity impairment approach is based on an aging schedule of unrealized losses. For evaluating perpetual securities on a statutory accounting basis, the company continues to use the debt impairment approach as required under statutory accounting principles. The company’s credit analysis suggests that both issuers of the perpetual securities that were impaired on a GAAP basis will be able to meet their contractual obligations for payment of interest and principal. As a result, no impairment charges will be recorded on a statutory accounting basis for these perpetual securities.
The impact on net earnings from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133, decreased net earnings by $3 million, or $.01 per diluted share in the first quarter of 2009. The impact from SFAS 133 increased net earnings by $3 million, or $.01 per diluted share in the first quarter of 2008. Net earnings in the first quarter of 2009 benefited from a gain of $10 million, or $.02 per diluted share from the extinguishment of parent company debt.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the first quarter of 2009 were $568 million, compared with $475 million in the first quarter of 2008. Operating earnings per diluted share rose 24.5% to $1.22, compared with $.98 per share a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.09 for the first quarter. Excluding the benefit from the stronger yen, operating earnings per diluted share rose 15.3% in the first quarter.
The company early adopted the FASB Staff Positions on SFAS 157-4 and SFAS 115-2 in the first quarter. SFAS 157-4 addresses fair value measurements of assets, whereas SFAS 115-2 speaks to the determination and recognition of other-than-temporary impairments. The fair values of the company’s investments were not materially affected by the adoption of the staff position on SFAS 157-4.
Total investments and cash at the end of March were $61.7 billion, or 1.7% lower than a year ago. The decrease in total investments and cash reflected the impact of the global widening of credit spreads on the company’s long-duration portfolio, which produced lower fair values for debt securities that are classified as available for sale on the balance sheet. Gross unrealized losses on investment securities classified as available for sale were $5.9 billion at March 31, 2009, compared with $4.1 billion at December 31, 2008, and $1.9 billion a year ago.
Shareholders’ equity was $5.2 billion at March 31, 2009, compared with $6.6 billion at December 31, 2008. Shareholders’ equity at March 31, 2009, included a net unrealized loss on investment securities of $3.0 billion, which primarily resulted from the previously mentioned widening of credit spreads, compared with a net unrealized loss of $1.2 billion at December 31, 2008. The annualized return on average shareholders’ equity in the first quarter was 38.4%. On an operating basis (excluding realized investment losses, the impact of SFAS 133 and the gain from the extinguishment of debt from net earnings and unrealized investment gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 28.3% for the first quarter of 2009.
On April 15, 2009, Aflac Incorporated used internally generated cash flow to repay its $450 million senior notes and settle the related cross-currency, interest rate swaps that were used to convert the original dollar-denominated debt obligation into yen. The funds were transferred through a loan from the company’s principal life insurance subsidiary, American Family Life Assurance Company of Columbus, to Aflac Incorporated. The loan is an admitted asset on the insurance subsidiary’s books under statutory accounting principles; and therefore, does not negatively impact the insurance company’s risk-based capital ratio (RBC). This note has an annual interest rate of 7.13% and a term of three years with a provision for early repayment. The three-year term provides flexibility in accessing the external debt markets when conditions and interest costs improve.

AFLAC JAPAN
Aflac Japan premium income in yen rose 3.6% in the first quarter. Net investment income increased .5%. Investment income growth in yen terms was lowered by the stronger yen/dollar exchange rate because approximately 34% of Aflac Japan’s first quarter investment income was dollar-denominated. Total revenues were up 3.3%. The benefit ratio continued to improve and the operating expense ratio was slightly lower than a year ago. As a result, the pretax operating profit margin expanded from 18.0% to 19.0%, and pretax operating earnings in yen increased 9.3%.
The average yen/dollar exchange rate in the first quarter of 2009 was 93.37, compared with an average rate of 105.06 in the first quarter of 2008. Aflac Japan’s growth rates in dollar terms were enhanced as a result of the 12.5% strengthening of the average exchange rate during the quarter.
Premium income growth in dollar terms benefited from the stronger yen in the first quarter and rose 16.5% to $3.0 billion. Net investment income was up 12.9% to $560 million. Total revenues increased 16.2% to $3.6 billion. Pretax operating earnings were $681 million, or 22.9% higher than a year ago.
Aflac Japan sales declined .4% in the first quarter to 27.5 billion yen, or $293 million. Cancer insurance sales were solid, rising 7.4% and accounting for 34.3% of total new sales in the first quarter. The increase in cancer insurance sales primarily benefited from efforts to upgrade the coverage of existing policyholders to the benefit levels of Aflac Japan’s newest cancer insurance product. Bank channel sales increased 265.6% to 1.0 billion yen in the first quarter, reflecting favorable comparisons to a year ago when bank channel sales began. On a sequential basis, bank channel sales rose 5.2% over the fourth quarter of 2008. At the end of March 2009, Aflac Japan’s products were available to customers of 250 banks. Aflac Japan’s objective for the full year is for sales to be flat to up 5% in yen terms.
AFLAC U.S.
Aflac U.S. premium income increased 5.0% to $1.1 billion in the first quarter. Net investment income increased 1.4% to $125 million. Total revenues rose 4.7% to $1.2 billion. Pretax operating earnings were up 7.2% to $204 million.
Weak economic conditions continued to challenge Aflac’s sales results in the United States. Total new annualized premium sales in the first quarter were down .6% to $351 million. Sales benefited from six additional production days in the first quarter. Without the additional days, sales would have been down approximately 6.5%. However, many sales indicators remained positive in the quarter. Newly established payroll accounts were up 9.9% over a year ago, suggesting Aflac’s brand message and business-to-business efforts are reaching employers around the country. In addition, the Aflac U.S. distribution system expanded through new agent recruitment. During the first quarter, recruitment of 8,100 new sales associates was 25.0% higher than the first quarter of 2008. Importantly, the number of average weekly producing sales associates rose 2.4% in the first quarter to more than 11,100. Like Aflac Japan, the objective for Aflac U.S. is for sales to be flat to up 5% for the full year.
DIVIDEND
The board of directors declared the second quarter cash dividend of $.28 per share. The second quarter dividend is payable on June 1, 2009, to shareholders of record at the close of business on May 20, 2009.
OUTLOOK
Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “The weakened economies in Japan and the United States continued to pose challenges for the sale of our products. However, we still sold more than 1.2 million policies during the first three months of this year, which generated more than $643 million of new annualized premiums. We are confident in our business model and remain convinced that the underlying need for our products in both countries is strong. We also believe we are well-positioned to meet consumers’ needs.

“From a financial perspective, I am pleased with our start in 2009. Operating earnings per diluted share were consistent with our expectations and annual goal for 2009. Although net earnings reflected realized investment losses, those losses were manageable. Our ability to absorb the investment losses is a direct reflection of our capital position and the strength of our operation in terms of earnings and cash flow. We remain very focused on maintaining a strong capital position, especially on a regulatory basis. Although we have not yet finalized our statutory financial statements, we estimate that our risk-based capital ratio was 479% at March 31, 2009.
“As we assessed the changes to SFAS 157 and 115, we concluded we were in a good position to adopt the revised standards in the first quarter. Our investment portfolio’s focus on a fairly limited number of asset classes gave us confidence we will meet the increased disclosure requirements by the time our first quarter Form 10-Q is filed with the SEC. Although the pricing of our investments was not materially affected by the new provisions of SFAS 157, we believe the changes to SFAS 115 support the notion of taking a longer view on the recovery of the fair value of an investment, which is consistent with the long- duration nature of our business.
“I continue to believe our overall investment approach of matching our long-duration, yen-denominated liabilities with securities of comparable characteristics is the most appropriate and prudent approach for us to take. Because our liability requirements have not changed, we do not intend to change our investment discipline. We will continue to purchase long-duration, investment grade, fixed-maturity securities when investing our sizeable investment cash flows. Although we have seen a global and significant downward move in credit ratings, 95% of our total debt investments and perpetual securities were rated investment grade at the end of the first quarter.
“Our sales outlook for this year remains cautious due to global economic uncertainty. At this point in the year, we continue to view flat sales to a 5% increase in both Japan and the United States as reasonable targets for 2009. However, we recognize that continued or further economic weakness would likely result in a need to revisit those targets.
“We also continue to believe our 2009 objective for operating earnings per share growth is reasonable and achievable. However, at this point in the year, it appears unlikely that we will repurchase any of our shares in 2009. As a result, we would expect operating earnings per diluted share to grow at the low end of our 13% to 15% target range this year, assuming the same average exchange rate as last year. An increase of 13% in operating earnings per diluted share would equal $4.51 in 2009, assuming 2008’s average yen/dollar exchange rate of 103.46. If the yen averages 100 to 105 for the full year, we would expect reported earnings to be in the range of $4.47 to $4.59 per diluted share. Using that same exchange rate assumption, we would expect second quarter operating earnings to be $1.11 to $1.14 per diluted share.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. As the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan, Aflac insurance products provide protection to more than 40 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for three consecutive years and was also named by the Reputation Institute as the Most Respected Company in the Global Insurance Industry in 2008. In 2009 Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the eleventh consecutive year. Fortune magazine also ranked Aflac No. 1 on its global list of the Most Admired Companies in the Life and Health Insurance category. Aflac appears on Hispanic Enterprise magazine’s list of the 50 Best Companies for Supplier Diversity and on Black Enterprise magazine’s list of the 40 Best Companies for Diversity. Aflac was also named by Forbes magazine as America’s Best-Managed Company in the Insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the first quarter of 2009 can be found on the “Investors” page at aflac.com. In addition, the company has added a complete listing of its investment holdings in the financial sector. This list, along with a separate listing of the company’s perpetual securities, can also be found on the “Investors” page of aflac.com.

Aflac Incorporated will webcast its first quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, April 30.
AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2009	2008	% Change

Total revenues	$4,818	$4,267	12.9%

Benefits and claims	2,811	2,538	10.7

Total acquisition and operating expenses	1,136	1,003	13.3

Earnings before income taxes	871	726	20.0

Income taxes	302	252

Net earnings	$569	$474	20.0%

Net earnings per share – basic	$1.22	$.99	23.2%

Net earnings per share – diluted	1.22	.98	24.5

Shares used to compute earnings per share (000):
Basic	466,097	478,138	(2.5)%
Diluted	467,132	484,417	(3.6)

Dividends paid per share	$.28	$.24	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2009	2008	% Change

Assets:

Total investments and cash	$61,729	$62,788	(1.7)%

Deferred policy acquisition costs	7,887	7,354	7.3

Other assets	2,199	2,127	3.4

Total assets	$71,815	$72,269	(.6)%

Liabilities and shareholders’ equity:

Policy liabilities	$62,664	$57,796	8.4%

Notes payable	1,573	1,606	(2.1)

Other liabilities	2,379	4,733	(49.7)

Shareholders’ equity	5,199	8,134	(36.1)

Total liabilities and shareholders’ equity	$71,815	$72,269	(.6)%

Shares outstanding at end of period (000)	467,424	475,091	(1.6)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2009	2008	% Change

Operating earnings	$568	$475	19.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(6)	(4)
Impact from SFAS 133	(3)	3
Extinguishment of debt	10	–

Net earnings	$569	$474	20.0%

Operating earnings per diluted share	$1.22	$.98	24.5%

Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
Impact from SFAS 133	(.01)	.01
Extinguishment of debt	.02	–

Net earnings per diluted share	$1.22	$.98	24.5%
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED MARCH 31, 2009	Changes	Changes[2]

Premium income	13.2%	4.1%

Net investment income	9.6	3.1

Total benefits and expenses	11.5	2.5

Operating earnings	19.6	11.0

Operating earnings per diluted share	24.5	15.3
[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2009 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating			% Growth			Yen
Rate	EPS			Over 2008			Impact

85	$5.04	–	5.12	26.3	–	28.3%	$.53

90	4.87	–	4.96	22.1	–	24.3	.37

95	4.73	–	4.81	18.5	–	20.6	.22

100	4.59	–	4.68	15.0	–	17.3	.09

103.46*	4.51	–	4.59	13.0	–	15.0	–

105	4.47	–	4.55	12.0	–	14.0	(.04)

110	4.37	–	4.44	9.5	–	11.3	(.15)
* Actual 2008 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com